                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   ACC CORP.
-------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)Title of each class of securities to which transaction applied:

    ------------------------------------------------------------------------
  2)Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ------------------------------------------------------------------------
  4)Proposed maximum aggregate value of transaction:

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  5)Total fee paid:

    ------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of it filing.

  1)Amount Previously Paid:

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  2)Form, Schedule or Registration Statement No.:

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  3)Filing Party:

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  4)Date Filed:

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


                                     LOGO

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 15, 1997

  The Annual Meeting of Shareholders of ACC CORP. (the "Company") will be held at the Strong Museum, One Manhattan Square, Rochester, New York, on Thursday, May 15, 1997, at 10:00 A.M., for the following purposes:

  1. To elect Directors of the Company to serve until the next Annual Meeting of Shareholders and until the election and qualification of their successors.

  2. To act on a proposal to amend the Company's Employee Long Term Incentive Plan.

  3. To approve and ratify the selection of Arthur Andersen LLP as auditors of the books and financial records of the Company for its fiscal year ending December 31, 1997.

  4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                       By Order of the Board of Directors

                                     LOGO
                                       David K. Laniak,
                                       Chairman

Rochester, New York
April 7, 1997

  YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                     LOGO

                                PROXY STATEMENT

                            1997 ANNUAL MEETING OF
                           SHAREHOLDERS OF ACC CORP.

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ACC Corp. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at the Strong Museum, One Manhattan Square, Rochester, New York on Thursday, May 15, 1997, at 10:00 A.M., or at any adjournments thereof.

  Any proxy properly given and received prior to the commencement of the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given therein. If no contrary instructions are given, the proxy will be voted (1) FOR the election as Directors of the nominees named herein; (2) FOR the proposal to amend the Company's Employee Long Term Incentive Plan; (3) FOR the ratification of the selection of Arthur Andersen LLP to serve as the Company's auditors for its fiscal year ending December 31, 1997; and (4) in accordance with the proxyholders' best judgment on any other matters which may properly come before the Meeting. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the Meeting and voting in person, or by otherwise notifying the Company in writing prior to the Meeting.

  Under Delaware law, the total votes received, including abstentions and votes by brokers holding shares in "street name" or other fiduciary capacity on "routine" matters, are counted in determining the presence of a quorum at the Meeting. With respect to the election of Directors, votes may be cast for or withheld from voting with respect to any or all of the Directors. Votes that are withheld will have no effect on the election of Directors. Abstentions may be specified on all Proposals other than the election of Directors and will be counted as present for purposes of the matter with respect to which the abstention is noted. Under the Company's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of the votes cast, while the approval of Proposals 2 and 3 will each require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Therefore, under the Company's Certificate of Incorporation and Bylaws and under Delaware law, assuming the presence of a quorum at the Meeting, non-votes by brokers will have no effect on any of the Proposals to be acted upon at the Meeting. However, abstentions would have the effect of "no" votes with respect to Proposals 2 and 3.

  The close of business on March 17, 1997 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 16,704,088 shares of Class A Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote. For a description of the principal holders of the Company's Class A Common Stock, see the discussion under "Principal Holders of Common Stock."

  The principal executive offices of the Company are located at 400 West Avenue, Rochester, New York 14611.

  This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about April 7, 1997.

  Additional copies may be obtained from the Office of the Vice President-- Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611, telephone (716) 987-3000.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Eight Directors, making up the entire membership of the Board of Directors of the Company as designated by the Board, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until the election and qualification of their successors. The Board of Directors intends to nominate Richard T. Aab, Hugh F. Bennett, Arunas A. Chesonis, Willard Z. Estey, David K. Laniak, Daniel D. Tessoni, Robert M. Van Degna and Leslie D. Shroyer for election to the Board. All of these nominees are currently Directors of the Company except for Mr. Shroyer. Unless authority is withheld with respect to any individual nominee or all of the nominees, the shares represented by the proxies received as a result of this solicitation will be voted in favor of the nominees listed below. In the event any nominee declines or is unable to serve, proxies will be voted for the election of the others so named and may be voted for such substitute nominees as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy. The Board of Directors, however, does not anticipate that any of these nominees will decline or be unable to serve.

  The Board conducts its business through the meetings and activities of the full Board and its committees. The Board of Directors held ten meetings during 1996. Currently, the committees of the Board are the Audit Committee, the Executive Compensation Committee, the Executive Committee and the Nominating and Organizational Development Committee.

  The Audit Committee periodically reviews the Company's auditing and accounting policies and procedures and recommends to the Board the selection of the Company's independent auditors. Its members are: Daniel D. Tessoni, Chairman, Hugh F. Bennett and Willard Z. Estey. This Committee met eight times during 1996.

  The Executive Compensation Committee sets and reviews the compensation and benefits paid to the Company's executives. Its members are: Hugh F. Bennett, Chairman, Daniel D. Tessoni and Robert M. Van Degna. This Committee met nine times during 1996.

  The Executive Committee was formed for the purpose of acting on behalf of the Board of Directors between meetings of the full Board should the need arise, in accordance with the Company's Bylaws. Its members are: David K. Laniak, Chairman, Richard T. Aab, Daniel D. Tessoni and Robert M. Van Degna, with Hugh F. Bennett serving as an alternate member. This Committee did not meet during 1996.

  During 1996, the Board established a Nominating and Organizational Development Committee, consisting of Robert M. Van Degna, Chairman, Hugh F. Bennett, Willard Z. Estey and Daniel D. Tessoni, to recommend to the Board nominees for election to the Board and to review and make recommendations to the Board regarding corporate governance matters. The Committee met two times during 1996. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director.

  The Committee will consider candidates proposed by shareholders in accordance with the following procedure:

       Nominations should be sent to the Chairman of the Nominating and Organizational Development Committee, ACC Corp., 400 West Avenue, Rochester, New York 14611. Nominations should describe the qualifications of the candidate and should be accompanied by a written statement that the candidate is willing to serve and is committed to representing the interests of all shareholders.

  Each of the Directors attended at least 75% of the meetings held during 1996 by the Board and by each Committee of which he is a member, except that Willard Z. Estey attended only seven of the ten Board meetings held during 1996.

  The following sets forth information concerning the principal occupations and business experience of the nominees for election as Directors of the
Company:

  RICHARD T. AAB, 47, is a co-founder of the Company and has served as a Director since October 1982. Mr. Aab also served as Chief Executive Officer from August 1983 through October 1995, as Chairman of the Board of Directors from March 1983 through October 1996, and as Chairman of the Board of Directors of ACC TelEnterprises Ltd., the Company's Canadian subsidiary, from April 1993 though February 1994. Since December 1996, Mr. Aab has acted as the Chairman and Chief Executive Officer of US LEC of North Carolina LLC, a privately-held local telephone service company founded in 1996.

  HUGH F. BENNETT, 40, has been a Director of the Company since June 1988. Since March 1990, Mr. Bennett has been a Vice President, Director and Secretary-Treasurer of Gagan, Bennett & Co., Inc., an investment banking firm. Mr. Bennett was previously affiliated with Advest Inc., The First Boston Corporation and other investment banking firms.

  ARUNAS A. CHESONIS, 34, has served as President of the Company since April 1994, and as President of ACC Long Distance Corp. from January 1989 through April 1994. From August 1990 through March 1991, he also served as President of ACC TelEnterprises Ltd., and from May 1987 through January 1989, Mr. Chesonis served as Senior Vice President of Operations for ACC Long Distance Corp. Mr. Chesonis was elected a Director of the Company in October 1994.

  THE HON. WILLARD Z. ESTEY, C.C., Q.C., 77, was elected a Director of the Company at its 1994 Annual Meeting. Mr. Estey is Counsel to the Toronto, Ontario law firm of McCarthy, Tetrault. After serving as Chief Justice of Ontario, Mr. Estey was a Justice of the Supreme Court of Canada from 1977 through 1988. From 1988 through 1990, Mr. Estey was Deputy Chairman of Central Capital Corporation, Toronto, Ontario. From May 1993 through January 1997, Mr. Estey also served as a Director of ACC TelEnterprises Ltd.

  DAVID K. LANIAK, 61, was elected the Company's Chief Executive Office in October 1995 and Chairman of the Board of Directors in October 1996. Mr. Laniak has been a Director of the Company since February 1989. Prior to joining the Company, Mr. Laniak was Executive Vice President and Chief Operating Officer of Rochester Gas and Electric Corporation, Rochester, New York, where he worked in a variety of positions for more than 30 years. From October 1995 through January 1997, and from May 1993 through July 1994, Mr. Laniak also served as a Director of ACC TelEnterprises Ltd.

  LESLIE D. SHROYER, 52, was elected a Director of the Company in 1997. Mr. Shroyer is Corporate Vice President and General Manager of the Internet Software Products Division of Motorola, Inc. Mr. Shroyer joined Motorola in 1984 and has served in various management roles within its management information systems organization, including as General Manager of a division that developed and implemented wireless data systems for carriers in the U.S., Canada, Germany, Japan, Hong Kong, Singapore, Malaysia and Australia. Mr. Shroyer holds a B.S. degree in engineering and a M.S. degree in Management from the University of Texas.

  DANIEL D. TESSONI, 49, has been a Director of the Company since May 1987. Mr. Tessoni is an Associate Professor of Accounting at the College of Business of the Rochester Institute of Technology, where he has taught since 1977. He holds a Ph.D. degree, is a certified public accountant and is Treasurer of several privately-held business concerns.

  ROBERT M. VAN DEGNA, 52, has been a Director of the Company since May 1995. Mr. Van Degna is Managing Partner of Fleet Equity Partners, an investment firm affiliated with Fleet Financial Group, Inc., based in Providence, Rhode Island. Mr. Van Degna joined Fleet Financial Group in 1971 and held a variety of lending and management positions until he organized Fleet Equity Partners in 1982 and became its managing general partner. Mr. Van Degna currently serves on the Board of Directors of Orion Network Systems, Inc. and Preferred Networks, Inc., as well as several privately-held companies. Mr. Van Degna was initially elected to the Company's Board of Directors pursuant to the terms of the investment in the Company by Fleet Equity Partners.

SECURITIES OWNED BY COMPANY MANAGEMENT

  The following table sets forth, as of February 1, 1997, the number and percentage of outstanding shares of Class A Common Stock beneficially owned by each Director of the Company, by each of the four Named Executives (in addition to Mr. Laniak and Mr. Aab) named in the compensation tables that appear hereafter in this Proxy Statement, and by all Directors and executives officers of the Company as a group. The Company believes that each individual in this group has sole investment and voting power with respect to his or her shares subject to community property laws where applicable and except as otherwise noted:

                                            SHARES BENEFICIALLY OWNED
NAME OF NOMINEE FOR                         ------------------------------------
DIRECTOR OR EXECUTIVE OFFICER                  NUMBER              PERCENTAGE
-----------------------------               ---------------       --------------
Richard T. Aab.............................       1,348,614(1)              8.0
Hugh F. Bennett............................          10,200(2)               *
Arunas A. Chesonis.........................         187,437(3)               *
Willard Z. Estey...........................           7,500(4)               *
David K. Laniak............................         129,661(5)               *
Daniel D. Tessoni..........................          35,062(6)               *
Robert M. Van Degna........................           7,500(7)               *
Christopher Bantoft........................          60,407(8)               *
Steven M. Dubnik...........................          76,300(9)               *
Michael L. LaFrance........................          62,609(10)              *
All Directors and Executive Officers as a
 Group (15 persons, including those named
 above)....................................       2,153,413(1)(2)          12.5
                                                           (3)(4)
                                                           (5)(6)
                                                           (7)(8)
                                                    (9)(10)(11)

--------
*   Indicates less than 1% of the Company's issued and outstanding shares.

 (1) This number includes 209,250 shares that are owned by Melrich Associates, L.P., a family partnership of which Mr. Aab is a general partner and therefore shares investment and voting power with respect to such shares. Does not include 22,292 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

 (2) Mr. Bennett and his spouse share voting and investment power with respect to 700 of the shares. Includes an option to purchase 7,500 shares under the Non-Employee Directors' Stock Option Plan that is presently exercisable. Does not include an option to purchase 7,500 shares granted under such Plan that is not deemed to be presently exercisable.

 (3) Includes 879 shares owned by Mr. Chesonis's spouse, options to purchase 111,287 shares that are or will become exercisable by Mr. Chesonis within the next 60 days, and options to purchase 6,238 shares that are presently exercisable by Mr. Chesonis's spouse. Does not include 77, 513 shares issuable upon the exercise of options that are not deemed to be presently exercisable by Mr. Chesonis nor 4,012 shares issuable upon the exercise of options that are not deemed to be presently exercisable by Mr. Chesonis's spouse.

 (4) Includes an option to purchase 7,500 shares under the Non-Employee Directors' Stock Option Plan that is presently exercisable. Does not include an option to purchase 7,500 shares granted under such Plan that is not deemed to be presently exercisable.

 (5) Includes options to purchase 117,879 shares that are or will become exercisable by Mr. Laniak within the next 60 days. Does not include 43,270 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

 (6) Mr. Tessoni and his spouse share investment and voting power with respect to all shares which he beneficially owns. Includes an option to purchase 7,500 shares under the Non-Employee Directors' Stock Option Plan that is presently exercisable. Does not include an option to purchase 7,500 shares granted under such Plan that is not deemed to be presently exercisable.

 (7) Includes an option to purchase 7,500 shares under the Non-Employee Directors' Stock Option Plan that is presently exercisable. Does not include an option to purchase 7,500 shares granted under such Plan that is not deemed to be presently exercisable.

 (8) Includes an option to purchase 60,407 shares that are or will become exercisable by Mr. Bantoft within the next 60 days. Does not include 63,675 shares issuable upon the exercise of options that are not deemed to be presently exercisable, nor stock incentive rights with respect to 15,000 shares granted pursuant to the Company's Long-Term Incentive Plan.

 (9) Includes options to purchase 64,300 shares that are or will become exercisable by Mr. Dubnik within the next 60 days. Does not include 68,400 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

(10) Includes 94 shares owned by Mr. LaFrance's spouse and options to purchase 57,813 shares that are or will become exercisable within the next 60 days. Does not include 55,687 shares issuable upon the exercise of options that are not deemed to be presently exercisable.

(11) Includes options to purchase a total of 153,920 shares that are or will become exercisable by five executive officers of the Company, in addition to those named above, within the next 60 days. Does not include a total of 182,551 shares issuable upon the exercise of options that are not deemed to be presently exercisable by five executive officers of the Company, in addition to those named above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers, Directors and other persons who own more than ten percent of the Company's securities (collectively, "reporting persons") to file reports of their ownership of and changes in ownership in their Company shareholdings with both the Securities and Exchange Commission ("SEC") and The Nasdaq Stock Market and to furnish the Company with copies of all such forms (known as Forms 3, 4 and 5) filed. Based solely on its review of the copies of such forms it received and on written representations received for certain reporting persons that they were not required to file a Form 5 report with respect to 1996, the Company believes that with respect to transactions occurring in 1996, all Form 3, 4 and 5 filing requirements applicable to its reporting persons were complied with, except that Messrs. Aab and Chesonis each filed one late report with respect to options that were exercised in August 1996 and November 1996, respectively, after the SEC changed its rules with respect to the reporting of option exercises.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  In compliance with the SEC's executive compensation disclosure rules, what follows below is a Report of the Company's Executive Compensation Committee, a series of tables detailing certain cash compensation and stock option information, and a five-year stock price performance chart, all of which are intended by the SEC to standardize the reporting of such information by public companies to their shareholders.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Compensation of the Company's Executive Officers. Under the Company's Bylaws, the Executive Compensation Committee is charged with reviewing and setting the compensation and benefits payable to the Company's senior executives. The Committee has established two basic components to the compensation awarded to the Company's senior executives: annual cash compensation and long-term incentive compensation. In general, the annual cash compensation of the Company's five highest paid executives consists of a base salary set at the beginning of the year and a bonus awarded at the end of the year related to the Company's overall performance for that year--both financial and otherwise. The long-term component of the compensation paid to these executives consists of stock options and/or stock incentive rights granted under the Company's Employee Long Term Incentive Plan, which are awarded at the direction of the Committee with two goals in mind: to ensure that the executive's financial interest in increasing the value of the Company is closely aligned with that of the shareholders and to aid in retaining the executive. Other forms of compensation such as one-time stock bonuses may occasionally be awarded depending upon unusual or unique circumstances that the Committee believes should be recognized.

  With respect to annual cash compensation, in setting salary levels for the Company's senior management, the basic objective is to pay competitive rates to attract and retain competent executives. The Committee determines competitive pay levels based upon the input of compensation consultants, independent industry surveys, proxy disclosures, salaries paid to attract new managers and its own judgments based upon past experience.

  In November 1994, the Committee approved a new Executive Compensation Plan effective beginning in 1995 and continuing thereafter that included both short-term and long-term performance based incentive plans. The Annual Incentive Plan is a cash-based, multiple criteria bonus plan measuring the attainment of certain targeted goals for sales revenue, gross margin, operating expenses, operating income, customer satisfaction and profitability that were established by the Committee in late 1995 based upon the Company's 1996 business plan and budget. The purpose of this bonus plan is to emphasize achieving the goals set for these six key financial measures in the Company's annual operating plan.

  In connection with the Executive Compensation Plan, the Committee has established a policy of making annual awards of stock options under the Company's Employee Long Term Incentive Plan based upon the recipient's position within the Company, with awards for the next succeeding year subject to the attainment of certain predetermined operating performance thresholds in the current fiscal year that are keyed to the Annual Incentive Plan. This arrangement balances the operating objectives of the Annual Incentive Plan with the Company's longer term shareholder value-building objectives. Under this plan, for 1997 the following positions are targeted to receive option grants of approximately the following amounts: Chief Executive Officer: options to purchase 20,000 shares; Chief Operating Officer: options to purchase 10,000 shares; Chief Financial Officer: options to purchase 10,000 shares; Division Presidents and Corporate Vice Presidents: options to purchase 7,500 shares.

  In November 1994, the Committee also adopted a set of Executive Stock Ownership Guidelines applicable to the Company's executives. This plan establishes a stock ownership requirement for Company executives from the Vice President level up equal to certain multiples of salary depending on the individual's position within the Company, which must be met within five years. The salary multiples range from one times annual salary for Vice Presidents up to four times annual salary for the Chief Executive Officer. The purpose of this plan is to further motivate increasing shareholder value by aligning an increasingly larger portion of the financial assets of each Company executive with shareholder interests. The Committee has reviewed the significant progress toward the stock ownership guidelines for such Executive Officers and believes that good faith efforts are being made to satisfy this commitment.

  Compensation of David K. Laniak, the Company's Chief Executive Officer. In October 1995, the Company entered into a two-year Employment Agreement with Mr. Laniak employing him as its CEO through October 1997, under which he receives a base salary of $300,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus other benefits given to the Company's other executives. This Agreement also provides for payment of his then current compensation and benefits for the remainder of the term of the Agreement and vesting of all outstanding stock options if, as a result of or within one year following a change in control of the Company, Mr. Laniak's employment is terminated without cause by the Company or the acquiror or Mr. Laniak voluntarily terminates his employment as a result of certain events, including a significant change in the nature or scope of his duties, relocation outside of the Rochester, New York area or a reduction in his compensation or benefits. The severance payment to Mr. Laniak is conditioned on his agreement not to compete with the Company during and for one year following termination of his employment and to maintain confidentiality of trade secrets. Mr. Laniak's salary has been adjusted by the Committee to $312,000 annually, inclusive of all forms of cash compensation provided for perquisites.

  In determining Mr. Laniak's salary and compensation package, the Committee obtained market survey data as to CEO base salaries for both telecommunications companies of similar size and for selected companies of comparable size in certain other industries, while also taking into account the Company's current executive salary and compensation structure.

  Upon commencing his employment as the Company's CEO, Mr. Laniak also automatically began participating in the Annual Incentive Plan subject to the performance criteria for the CEO established by the Committee in November 1994. For 1996, Mr. Laniak was awarded a bonus of $253,950, or approximately 84.7% of his total 1996 salary, based upon the Company's 1996 performance against the predetermined target levels for 1996 consolidated revenues, consolidated gross margin, consolidated sales, general and administrative expenses, consolidated operating income, customer satisfaction and profitability.

  Likewise, with respect to the stock options awarded to Mr. Laniak upon his becoming the Company's CEO, the Committee desired that Mr. Laniak have a significant portion of his total compensation tied to increasing shareholder value over the long term. Accordingly, of the total 101,999 options awarded him upon his becoming CEO, all at an exercise price of $11.50 per share, approximately 75% of these options were Non-Qualified Stock Options, which the Committee made subject to the additional vesting conditions that 50% of such options would not become exercisable until such time as the market price for the Company's Class A Common Stock closed at or above $14.37 per share for 15 consecutive trading days (a 25% increase over their exercise price), and the additional 50% of such options would not become exercisable until such time as the market price for the Company's Class A Common Stock closed at or above $17.25 per share for 15 consecutive trading days (a 50% increase over their exercise price). In addition to placing an important emphasis on building shareholder value, the structure and size of this option grant provides an incentivized means to enable Mr. Laniak to meet the Company's Executive Stock Ownership Guidelines requirement that he own four times his annual salary in value of the Company's Class A Common Stock within the next five years.

  Effective October 6, 1995, Mr. Aab resigned his position as the Company's Chief Executive Officer but remained an employee of the Company until January 6, 1997. Under the terms of his Salary Continuation and Deferred Compensation Agreement, Mr. Aab was entitled to receive a salary of $200,000 per year and a bonus determined under the Annual Incentive Plan so long as he remained an employee of the Company. He is also entitled to receive a payment of $1,000,000, payable over a three year term following the date of his resignation, contingent on his continued compliance with the terms of his Non-Competition Agreement, with the payment of such amount accelerated and paid in full within 30 days following a change in control of the Company (as defined in the Agreement). During 1996, Mr. Aab received a salary of $200,000 and a bonus of $122,500 under the Annual Incentive Plan, or approximately 61.25% of his total 1996 salary. Additionally, during January 1997 Mr. Aab received his first payment of $333,333 under the Salary Continuation and Deferred Compensation Agreement.

  This report was prepared by the members of the Executive Compensation Committee in February 1997: Hugh F. Bennett, Chairman, Daniel D. Tessoni and Robert M. Van Degna.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation and benefits paid by the Company for all services rendered during 1996, 1995 and 1994 to six individuals: David K. Laniak, the Company's Chief Executive Officer, Richard T. Aab, the Company's former Chief Executive Officer, and Arunas A. Chesonis, Christopher Bantoft, Michael L. LaFrance and Steve M. Dubnik, who were, as of December 31, 1996, the other four most highly compensated executive officers of the Company whose 1996 salary and bonus exceeded $100,000 in amount (individually, a "Named Executive" and collectively, the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                                                -------------------------
                                  ANNUAL COMPENSATION                    AWARDS
                         -------------------------------------- -------------------------
          NAME                                                  RESTRICTED   SECURITIES   ALL OTHER
          AND                                      OTHER ANNUAL    STOCK        UNDER      COMPEN-
       PRINCIPAL                                   COMPENSATION  AWARD(S)   LYING OPTIONS  SATION
        POSITION         YEAR SALARY ($) BONUS ($)     ($)          ($)          (#)       ($) (3)
       ---------         ---- ---------- --------- ------------ ----------- ------------- ---------
David K. Laniak,         1996  $300,000  $253,950     -0-  (2)      -0-         39,150    $  5,265
 Chief Executive Officer 1995  $ 70,384  $ 38,578      --   (2)                101,999    $    599
 and Chairman(1)........ 1994     NA        NA          NA                       NA          NA
Richard T. Aab,          1996  $200,000  $122,500   $ 33,856(5)     -0-         26,100    $  5,930
 Former Chief Executive  1995  $284,615  $145,312      --   (2)                 36,966    $760,145(6)
 Officer and Chair-
  man(4)................ 1994  $315,962  $ 62,000      --   (2)                  -0-      $  6,985
Arunas A. Chesonis,      1996  $209,600  $160,092      --   (2)     -0-         26,250    $  6,687
 President(7)........... 1995  $191,124  $ 93,515      --   (2)                 32,550    $  4,773
                         1994  $160,192  $ 32,000      --   (2)                 75,000    $  5,073
Christopher Bantoft,
 President and Managing  1996  $196,162  $121,982   $ 55,133(8) $163,300(9)     14,700    $ 19,616
 Director of European    1995  $144,925  $ 77,500      --   (2)                 15,300    $ 14,492
 Operations(7).......... 1994  $134,430  $ 20,400      --   (2)                 75,000    $  9,017
Steve M. Dubnik,         1996  $176,259  $ 80,825      --   (2)     -0-         15,900    $  5,644
 President of North      1995  $156,382  $ 54,675      --   (2)                 16,800    $ 34,003(10)
 American Operations(7). 1994  $ 65,054  $ 22,900      --   (2)                 75,000    $ 14,245(10)
Michael L. LaFrance,     1996  $159,500  $ 99,247      --   (2)     -0-         14,250    $  4,783
 Executive Vice          1995  $143,846  $ 64,604      --   (2)                 14,250    $  4,315
 President(7)........... 1994  $ 99,231  $ 21,000      --   (2)                 75,000    $  1,131

--------
NA Indicates Not Applicable, because the particular Named Executive was not an executive officer of the Company during the year indicated.

 (1) The Company has a two-year Employment Agreement with Mr. Laniak that runs through October 1997, under the terms of which he will receive a base salary of $300,000 per year, plus a bonus determined under the Company's Annual Incentive Plan, plus other benefits given to the Company's other executives. This agreement also provides for payment of his then current compensation and benefits for the remainder of the term of the agreement and vesting of all outstanding stock options if, as a result of or within one year following a change in control of the Company, Mr. Laniak's employment is terminated without cause by the Company or the acquiror or Mr. Laniak voluntarily terminates his employment as a result of certain events, including a significant change in the nature or scope of his duties, relocation outside of the Rochester, New York area or a reduction in his compensation or benefits. The severance payment to Mr. Laniak is conditioned on his agreement not to compete with the Company during and for one year following termination of his employment and to maintain confidentiality of trade secrets.

 (2) Under applicable SEC rules, the value of any perquisites or other personal benefits provided by the Company to any of the Named Executives need not be separately detailed and described if their aggregate value does not exceed the lesser of $50,000 or 10% of that executive's total salary and bonus for the year shown. For the year indicated, the value of such personal benefits, if any, provided by the Company to this Named Executive did not exceed such thresholds.

 (3) Included in this category are amounts for the six Named Executives for the following: (i) life insurance premiums paid by the Company on the executive's behalf of $3,095, $9,531, $1,074, $0, $2,538 and $0, respectively; and (ii) Company contributions under certain employee savings or retirement plans of $2,769, $13,529, $15,459, $43,125, $7,110 and $10,229, respectively.

 (4) Effective October 6, 1995, Mr. Aab resigned his position as the Company's Chief Executive Officer. In connection with this change, the Company entered into both a Non-Competition Agreement and a Salary Continuation and Deferred Compensation Agreement with Mr. Aab. Under the terms of Mr. Aab's Non-Competition Agreement, he agreed not to compete against the Company for three years following any "event of termination" (as defined in this Agreement) as an employee of the Company and as its Chairman of the Board, for which he received a lump-sum payment of $750,000 in 1995. Under the terms of his Salary Continuation and Deferred Compensation Agreement, Mr. Aab received a salary of $200,000 in 1996, plus a bonus determined under the Company's Annual Incentive Plan, plus continuation of his current benefits. Mr. Aab resigned as an employee of the Company on January 6, 1997. Pursuant to his Salary Continuation and Deferred Compensation Agreement, he will receive a payment of $1,000,000, payable over a three year term following the date of such resignation, with the payment of such amount accelerated and paid in full within 30 days following a change in control of the Company.

 (5) Includes benefits from the use of corporate transportation by the Named Executive of $9,190 in 1996.

 (6) Of this total, $750,000 represents the lump sum payment made to Mr. Aab under his Non-Competition Agreement discussed in note (4) above.

 (7) The Company has entered into an Employment Continuation Incentive Agreement with the Named Executive that provides that if he is ever terminated without cause or as the result of a change in control of the Company as defined in the agreement, then he will be entitled to receive his then current salary and benefits for up to one year following such termination. In addition, should he be terminated without cause while he is disabled or die during the term of the agreement, any unexercised stock options that he may hold on the date of either such event shall automatically become fully exercisable for one year following such date, subject to the original term of the relevant option grant(s). The agreement provides that during the period of his employment, and for one year thereafter if the Named Executive's employment is terminated with cause or if the Named Executive voluntarily terminates his employment, he will not compete with the Company or solicit Company customers. The agreement also requires the Named Executive to maintain the confidentiality of the Company's trade secrets during its term and indefinitely following termination of his employment. The initial term of the agreement is one year. The agreement automatically renews for successive one-month periods until terminated by either party, effective twelve months after the date that notice of termination is given.

 (8) Represents benefits from the use of corporate transportation by the Named Executive in 1996.

 (9) On February 5, 1996, Mr. Bantoft was granted SIRs with respect to 15,000 shares of the Company's Class A Common Stock under the LTI Plan. As of December 31, 1996, SIRs with respect to a total of 30,000 shares have been granted by the Company with an aggregate value of $907,500. As provided in the LTI Plan, the holder of an SIR is entitled to receive dividend equivalent payments if dividends are declared on the underlying stock.

(10) This amount includes moving expense reimbursements paid to Mr. Dubnik in the amount of $30,000 during 1995 and $14,245 during 1994 in connection with his relocation from the Washington, D.C. metropolitan area to Toronto, Canada.

COMPENSATION PURSUANT TO PLANS

  Employee Long Term Incentive Plan. The Company has an Employee Long Term Incentive Plan (formerly known as the Employee Stock Option Plan) (the "LTI Plan" or "Plan"), which it instituted in February, 1982, to provide long-term incentive benefits to key Company employees as determined by the Executive Compensation Committee of the Board of Directors (the "Committee"). This Plan is administered by the Committee, whose duties include selecting the employees who will receive stock option grants and/or awards of stock incentive rights ("SIRs") thereunder, the number of SIRs to be awarded and their vesting schedule, and the numbers and exercise prices of the options granted to optionees. In making its selections and determinations, the Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's potential contributions to the Company's profitability and growth, and the value of the employee's service to the Company. Options granted under this Plan are either intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or are non-qualified stock options ("NQSOs"). Options granted under this Plan represent rights to purchase shares of the Company's Class A Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the Committee on the date of the grant. The exercise price cannot be less than the fair market value of a share of Class A Common Stock on the date of award. Payment of the exercise price may be made in cash or, with the Committee's approval, with shares of the Company's Class A Common Stock already owned by the optionee and valued at their fair market value as of the exercise date. Options are exercisable during the period fixed by the Committee, except that no ISO may be exercised more than ten years from the date of grant, and no NQSO may be exercised more than ten years and one day from the date of the grant.

  The Committee is also authorized, in its discretion, to award SIRs under the Plan. SIRs are rights to receive shares of the Company's Class A Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified incentive period of at least three years. In general, the recipient must remain employed by the Company for the designated incentive period before receiving the shares subject to the SIR award; earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of an SIR. Should an SIR holder die, become permanently disabled or retire during an SIR incentive period, he/she, or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the designated incentive period, less any shares already issued in the case of an SIR with a staggered vesting schedule.

  During the incentive period, should the Company declare any cash dividends on its Class A Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Class A Common Stock underlying his/her SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, e.g., the right to vote or pledge such shares, until such shares were actually issued to the holder.

  An employee can be awarded both SIRs and stock options in any combinations that the Committee may determine. In such event, an exercise of an option would not in any way affect or cancel any SIRs an employee may have received, nor would the earnout of shares under an SIR award in any way affect or cancel any options held by an employee.

  The following table shows information concerning options granted under this plan during 1996 to the six Named Executives:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     POTENTIAL REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL RATES
                                                                     OF STOCK PRICE APPRECIATION
                         INDIVIDUAL GRANTS                               FOR OPTION TERM (1)
-------------------------------------------------------------------- ----------------------------
                           NUMBER    % OF TOTAL
                             OF       OPTIONS
                         SECURITIES   GRANTED
                         UNDERLYING      TO
                          OPTIONS    EMPLOYEES  EXERCISE
                          GRANTED    IN FISCAL    PRICE   EXPIRATION
   NAME                      #          YEAR    ($/SHARE)    DATE       5% ($)        10% ($)
   ----                  ----------  ---------- --------- ---------- ------------- --------------
David K. Laniak.........   39,150(2)    5.7      $15.37     1/3/06   $     378,581 $     958,392
Richard T. Aab..........   26,100(2)    3.8      $15.37     1/3/06   $     252,387 $     638,928
Arunas A. Chesonis......   26,250(2)    3.9      $15.37     1/3/06   $     253,838 $     642,600
Christopher Bantoft.....   14,700(2)    2.2      $15.37     1/3/06   $     142,149 $     359,856
Steve M. Dubnik.........   15,900(2)    2.3      $15.37     1/3/06   $     153,753 $     389,232
Michael L. LaFrance.....   14,250(2)    2.1      $15.37     1/3/06   $     137,798 $     348,840

--------
(1) These calculations show the potential gain that would be realized if the options shown were not exercised until the end of their full ten-year term, assuming the compound annual rate of appreciation of the exercise prices indicated (5%, and 10%) over the respective terms of the options shown, net of the exercise prices paid.

(2) These NQSOs were granted on January 2, 1996. The options are for a term of ten years and one day, 25% of which became exercisable on the grant date and 25% of which will first become exercisable on the first, second and third anniversaries of the grant date.

  The following table reflects information concerning option exercises under this Plan by the Named Executives during 1996, together with information concerning the number and value of all unexercised options held by each of the Named Executives at year end 1996 under this Plan:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          SHARES
                         ACQUIRED              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                            ON      VALUE     UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                         EXERCISE  REALIZED    OPTIONS AT FY-END (#)       AT FY-END ($)(1)
  NAME                     (#)       ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
  ----                   -------- ---------- ------------------------- -------------------------
David K. Laniak.........     -0-  $      -0-      103,092/38,057         $  1,895,486/$601,112
Richard T. Aab..........  25,008  $  887,604            0/38,058         $          0/$650,401
Arunas A. Chesonis......  57,000  $1,738,020       94,088/84,712         $1,264,181/$1,618,842
Christopher Bantoft.....   5,918  $  224,884       42,907/56,175         $  806,224/$1,038,391
Steve M. Dubnik.........     -0-  $      -0-       49,875/57,825         $1,008,801/$1,127,097
Michael L. LaFrance.....     -0-  $      -0-       48,188/55,312         $  949,163/$1,055,169

--------
(1) For each Named Executive, these values are calculated by subtracting the per share option exercise price for each block of options held on December 31, 1996 from the closing price of the Company's Class A Common Stock on that date ($30.25 on December 31, 1996), then multiplying that figure by the number of options in that block, then aggregating the resulting subtotals.

  As of December 31, 1996, 895,397 shares of the Company's Class A Common Stock were available for grants under this Plan. As of that date, there were 1,567,765 options outstanding, with a weighted average exercise price of $14.24 per share. The expiration dates of these option grants range from February 2, 2002 through September 26, 2006. During 1996, SIRs with respect to 30,000 shares were awarded under the Plan.

  401(k) Deferred Compensation and Retirement Savings Plan. The Company has a 401(k) Deferred Compensation and Retirement Savings Plan in which employees with a minimum of six months' continuous service are eligible to participate. Contributions to a participating employee's 401(k) account are made in accordance with the regulations set forth under Section 401 of the Code. Under this Plan, the Company may make matching contributions to the account of a participating employee up to an annual maximum of 50% of the annual salary contributed in that year by that employee, up to a maximum of 3% of that employee's salary. The Company's contributions vest at the rate of 20% per year of credited service as defined in the plan and become fully vested after five years of credited service.

  Employee Stock Purchase Plan. The Company has an Employee Stock Purchase Plan in which all employees who work 20 or more hours per week are eligible to participate. Under this Plan, employees electing to participate can, through payroll deductions, purchase shares of the Company's Class A Common Stock at 85% of market value on the date on which the annual offering period under this Plan begins or on the last business day of each calendar quarter in which shares are automatically purchased for a participant during an offering period, whichever is lower. Participants cannot defer more than 15% of their base pay into this Plan, nor purchase more than $25,000 per year of the Company's Class A Common Stock through this Plan. During 1996, participants had purchased a total of 19,341 shares through this Plan, at an average price of $17.69 per share, leaving a total of 676,087 shares available for future purchases under the Plan as of December 31, 1996.

  Annual Incentive Plan. The Company has an annual incentive plan, which it instituted in 1995, pursuant to which the annual cash bonuses paid to the Company's senior management and key personnel are determined. Under this plan, at the beginning of a fiscal year, the Executive Compensation Committee of the Board establishes performance targets based upon the Company's revenues, gross margin, operating expenses and operating income for that fiscal year. At the end of that year, the extent to which these performance targets were met for the year determines the bonuses, if any, to be paid for that year.

  Other Compensation Plans. The Company provides additional group term life and supplemental disability insurance coverage to its officers. The additional group term life insurance provides additional life insurance protection to an officer in the amount of two and one-half times his/her current salary. The supplemental disability insurance provides additional disability insurance protection to an officer in an amount selected by the executive, not to exceed, when combined with the coverage provided by the Company's basic disability insurance provided to all of its employees, 70% of his/her current annual salary.

  The Company also has a legal, medical and financial planning reimbursement plan for its senior executives pursuant to which it will reimburse each of them generally up to $4,000 per year (up to $12,000 per year for Mr. Aab) for legal, accounting, financial planning and uninsured medical expenses incurred by the executive. Beginning in 1997, this plan was terminated.

COMPENSATION OF DIRECTORS

  Directors who are not also employees of the Company are paid an annual retainer of $6,000, plus a fee of $500 for each Board meeting attended. Additionally, outside Directors who serve on committees of the Board receive $300 per committee meeting attended.

  Pursuant to the Company's Non-Employee Directors' Stock Option Plan adopted on January 19, 1996, Messrs. Bennett, Estey, Tessoni and Van Degna each received an initial grant of vested options to purchase 7,500 shares of Class A Common Stock at an exercise price of $15.33 per share. In addition, pursuant to this Plan, Messrs. Bennett, Estey, Tessoni and Van Degna received at the Company's 1996 Annual Meeting, grants of non-qualified stock options to purchase 7,500 shares of Class A Common Stock at an exercise price of $28.83 (representing 100% of the fair market value of the stock on the date of grant), which options vest at the first anniversary of the date of grant. The maximum number of shares with respect to which options may be granted under this Plan is 375,000, subject to adjustment for stock splits, stock dividends and the like.

CERTAIN TRANSACTIONS

  To accommodate its need for increased space, in June 1994, the Company moved its principal executive offices to an industrial complex located at 400 West Avenue, Rochester, New York, which is owned by a real estate partnership in which Richard T. Aab, the Company's former Chairman and Chief Executive Officer, is a general partner. For 1996, the Company paid a total of approximately $800,000 in rent and maintenance fees for this space to this partnership.

  During 1994 and early 1995, the Company initiated efforts to obtain new telecommunications software programs from AMBIX Systems Corp. ("AMBIX"), a software development company. The Company's then Chairman of the Board and Chief Executive Officer, Richard T. Aab, was a controlling shareholder of AMBIX during such period. In May of 1995, anticipating material agreements with AMBIX and desiring to eliminate a conflict of interest situation, all of the common shares owned by Mr. Aab in AMBIX were placed in escrow under the direction of a Special Committee of disinterested Directors of the Company's Board of Directors with the option of the Special Committee to authorize the Company to accept the transfer and delivery of the shares in exchange for the release or indemnification of Mr. Aab of his personal guarantee of certain obligations of AMBIX to its lender and the substitution of the Company as the guarantor of such obligations. The Special Committee, its outside consultants and the Company's management then proceeded to review and evaluate the software technology and the terms and conditions of proposed transactions with AMBIX.

  On February 21, 1996, pursuant to the approval of the Special Committee, a software license agreement was entered into by and between the Company and AMBIX Acquisition Corp., which is the purchaser of AMBIX's intellectual property and other assets and is an affiliate of AMBIX. Immediately prior thereto, the shares of AMBIX held in escrow were returned to AMBIX and the related party nature of the Company's relationship with AMBIX was thereby extinguished. In connection with the return of Mr. Aab's shares to AMBIX, the Company paid approximately $200,000 to AMBIX's lender to release Mr. Aab's personal guarantee of certain obligations of AMBIX to its lender. Such benefit to Mr. Aab was the only consideration he received from the Company for the return of his shares to AMBIX, and, to the Company's knowledge, Mr. Aab did not receive any additional consideration from AMBIX for the return of his shares nor did he receive any cash distributions from AMBIX during his ownership of such shares.

  During 1996, for an aggregate consideration of $1.8 million (including the payment by the Company of certain obligations of AMBIX to its lender) paid to or for the benefit of AMBIX or AMBIX Acquisition Corp., the Company received a perpetual right to use the newly developed telecommunications software programs. In making a business judgment as to the amount of such consideration, the Special Committee considered a number of factors including, among other matters, the opinion of its independent software consultants with respect to the estimated cost of developing the major software program covered by the license, the recommendations of management of the Company who were experienced with oversight responsibilities for the development of software programs, and the known benefit to the Company of the software programs as demonstrated by their preliminary testing and use by the Company. The Company does not know the full costs incurred by AMBIX in developing the software programs.

  During 1995 the Company paid AMBIX $1.2 million, of which approximately $700,000, relating to the purchase of certain hardware and acquisition of certain software licenses, was capitalized and recorded on the balance sheet as a component of property, plant and equipment, and $500,000 relating to software development was expensed.

  Mr. Van Degna, a Director of the Company, is the Chairman and Chief Executive Officer of the general partner of Fleet Equity Partners VI, L.P. ("Fleet Equity Partners"). Fleet Equity Partners is an affiliate of Fleet Financial Group, Inc. Fleet Bank, another affiliate of Fleet Financial Group, Inc., was co-managing agent of the $35 million Credit Facility that the Company entered into in July 1995, and is a participant under an amended and restated $100 million Credit Facility that the Company entered into in January 1997, under which Fleet Bank is committed to provide $25 million. Mr. Van Degna is also the Chairman and Chief Executive Officer of Fleet Venture Resources, Inc. ("Fleet Venture Resources") and of the general partner of Chisholm Partners II, L.P. ("Chisholm"). During October 1996 these entities converted all of their outstanding shares of Series A Preferred Stock into Class A Common Stock and sold these shares in a registered public offering. Pursuant to the offering, proceeds of approximately $12.3 million, $28.6 million and $4.5 million, respectively, were received by Fleet Equity Partners, Fleet Venture Resources and Chisholm. Mr. Van Degna disclaims beneficial ownership of any shares owned by these entities, except for his limited partnership interest in Fleet Equity Partners and the general partner of Chisholm.

  During 1996 and 1997, the Company repurchased all of the minority shares of its Canadian subsidiary, ACC TelEnterprises Ltd. ("ACC Canada"), pursuant to a cash tender offer and subsequent amalgamation transaction. The total consideration for the transaction was approximately Cdn. $49.4 million (US $36 million). Prior to the transaction, the common shares of ACC Canada were listed on the Toronto and Montreal Stock Exchanges. In connection with the transaction, holders of options to purchase ACC Canada stock, including the following directors and executive officers of the Company, received payments from the Company (representing the difference between the publicly announced tender offer price and the exercise price of the stock option: Richard T. Aab (Cdn. $1,050,000), Arunas A Chesonis (Cdn. $157,500), Michael R. Daley (Cdn. $157,500), Steven M. Dubnik (Cdn. $492,380), Willard Z. Estey (Cdn. $157,500)
and David K. Laniak (Cdn. $157,500). Certain directors and executive officers of the Company also tendered outstanding common shares of ACC Canada pursuant to the tender offer and on the same terms offered by the Company to the other shareholders of ACC Canada.

  During October, 1996, Mr. Bantoft, the Company's President of European Operations, borrowed $325,000 from the Company, which amount is repayable on demand and bears interest at 6.625% per annum. As of March 31, 1997, the entire amount was outstanding.

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

  The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing its cumulative, five-year shareholder returns, on an indexed basis, with a broad equity market index and a published industry or line-of-business index. The following graph compares the cumulative total shareholder return on the Company's Class A Common Stock against the cumulative total return of the CENTER FOR RESEARCH IN SECURITY PRICES TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET (which includes all U.S. and foreign common stocks and American Depositary Receipts traded on The Nasdaq National Market and Nasdaq Small-Cap Market) and the NASDAQ TELECOMMUNICATIONS TOTAL RETURN INDEX for the five-year period beginning December 31, 1991 and ending December 31, 1996, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on December 31, 1991.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                                   ACC CORP.



                                  [GRAPHIC]

                                    LEGEND

CRSP Total Returns Index for:            12/31/91   12/31/91   12/31/93   12/30/94   12/29/95   12/31/96
----------------------------             --------   --------   --------   --------   --------   --------
ACC CORP.                                  100.00    157.60     228.00     179.10     281.10     553.10
Nasdaq Stock Market (US & Foreign)         100.00    116.00     134.30     130.30     183.00     224.10
Nasdaq Telecommunications Stocks           100.00    122.80     189.40     158.10     207.00     211.60
SIC 4800-4899 US & Foreign

Notes:
    A. The lines representing monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.00 on 12/31/91.

                                  PROPOSAL 2

                          AMENDMENT OF THE COMPANY'S
                       EMPLOYEE LONG TERM INCENTIVE PLAN

  The Company's LTI Plan was instituted in February 1982, to provide long-term incentive benefits to key Company employees as determined by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Board of Directors and the Committee have approved an amendment to the Plan to increase the number of shares of the Company's Class A Common Stock authorized for issuance under this Plan by 800,000 shares. This amendment is subject to shareholder approval.

  This Plan is administered by the Committee, whose duties include selecting the employees who will receive stock option grants and/or awards of SIRs thereunder, the number of SIRs to be awarded and their vesting schedule, and the numbers and exercise prices of the options granted to optionees. In making its selections and determinations, the Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's potential contributions to the Company's profitability and growth, and the value of the employee's service to the Company. The Committee also interprets and implements the LTI Plan and the grants made thereunder. Directors who are not employees of the Company are not eligible to participate in this Plan.

  Options granted under this Plan are either intended to qualify as ISOs within the meaning of Section 422 of the Code, or are NQSOs. Options granted under this Plan represent rights to purchase shares of the Company's Class A Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Class A Common Stock on the date of award. Payment of the exercise price may be made in cash or, with the Committee's approval, with shares of the Company's Class A Common Stock already owned by the optionee and valued at their fair market value as of the exercise date. Options are exercisable during the period fixed by the Committee, except that no ISO may be exercised more than ten years from the date of grant, and no NQSO may be exercised more than ten years and one day from the date of the grant.

  The Committee is also authorized, in its discretion, to award SIRs under the Plan. SIRs are rights to receive shares of the Company's Class A Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified incentive period of at least three years. In general, the recipient must remain employed by the Company for the designated incentive period before receiving the shares subject to the SIR award; earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of an SIR. Should an SIR holder die, become permanently disabled or retire during an SIR incentive period, he/she, or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the designated incentive period, less any shares already issued in the case of an SIR with a staggered vesting schedule.

  During the incentive period, should the Company declare any cash dividends on its Class A Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Class A Common Stock underlying his/her SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, e.g., the right to vote or pledge such shares, until such shares were actually issued to the holder.

  An employee can be awarded both SIRs and stock options in any combinations that the Committee may determine. In such an event, an exercise of an option would not in any way affect or cancel any SIRs an employee may have received, nor would the earnout of shares under a SIR award in any way affect or cancel any options held by an employee.

  Subject to the provisions of the Plan, the individuals to whom grants of options and/or SIRs are awarded, the number of shares covered by each award, the incentive period applicable to each SIR award, the times when options may be exercised, the term and other provisions of each option are fixed by the Committee. No ISOs may be granted to a person who owns at the time of grant, or would own after full exercise of all options and rights to acquire the Company's shares, more than 10% of the Company's Class A Common Stock unless, at the time of grant, the exercise price of the option is at least 110% of the fair market value of the shares subject to the option and the option is not exercisable for more than five years from the date of grant.

  Since its inception, options under the LTI Plan have been granted to the Company's current executive officers and to approximately 171 other present and former key Company employees.

  If approved by the shareholders, this proposed amendment to the LTI Plan will be effective as of May 15, 1997.

  The Committee may, without further approval of the shareholders, suspend or terminate the LTI Plan or amend it in any manner, except that this Plan cannot be amended without prior shareholder approval to increase the number of shares for which grants may be awarded, to change the eligibility requirements for individuals entitled to receive awards, or to materially increase the benefits accruing to participants under the Plan.

  The recipient of an option grant has no rights as a shareholder until the option is exercised and certificates for shares of Class A Common Stock are issued to him or her. Pursuant to the Committee's implementation of the Company's Executive Compensation Plan that was adopted in 1995, an option becomes exercisable (or "vests") with respect to 25% of the shares subject thereto immediately upon its date of grant (except with respect to options granted to individuals who are subject to the restrictions imposed by Section 16 of the Exchange Act, no part of which are exercisable for six months following their grant date), and vests with respect to an addition 25% of such shares on each of the first, second and third anniversaries of its date of grant. No grant under the LTI Plan may be transferred by the optionee except by will or by the laws of descent and distribution. During the life of an optionee, an option may be exercised only by the optionee or his/her guardian or legal representative. As a general rule, an option otherwise exercisable will be canceled if not exercised within 30 days following the optionee's retirement or other termination of employment. However, if the optionee's employment terminates by reason of permanent disability or if the optionee's employment continuation agreement so provides, the option will be canceled if not exercised within one year following a termination of employment due to disability or the period covered by such agreement. Additionally, in the case of NQSOs, the Committee has the discretion to extend from 30 days to one year the period following retirement or other termination of employment during which an optionee may exercise his or her NQSOs. However, in no event will any option be exercisable beyond the expiration of its term as established by the Committee, nor, as applicable, beyond the ten-year maximum ISO exercise period or the ten-year and one day maximum NQSO exercise period established by the Plan. Upon the death of the holder of an option, the holder's estate may exercise such option, but only to the extent the optionee was entitled to exercise the option at the date of his/her death and only if it is exercised prior to the expiration of its term.

  With respect to ISOs granted under the Plan, the Company has been advised by its counsel that an optionee will not be subject to federal income tax upon either the grant of an ISO or its subsequent exercise. In addition, the Company generally will not be allowed a business expense deduction with respect to the grant or exercise of an ISO.

  If the optionee holds the shares acquired upon the exercise of an ISO for more than one year after the date of exercise and two years after the date of grant, then the optionee's gain upon a subsequent sale or other taxable disposition of the shares will be taxed as capital gain. "Gain" for this purpose is measured by the difference between the exercise price and the selling price of the shares. However, if these holding period rules are not met, the gain that would have been realized at the time that the option was exercised constitutes ordinary income to the optionee, rather than capital gain, in the year of such a disposition (a "disqualifying disposition"). "Gain" for this purpose is equal to the lesser of (1) the amount (if any) by which the fair market value of the shares on the ISO exercise date exceeds the exercise price, or (2) the amount realized (if any) upon a disqualifying disposition less the adjusted basis of such shares. Any gain in excess of the amount reported as ordinary income is treated as capital gain. In the event of a disqualifying disposition, the Company is entitled to a federal income tax deduction equal to the amount of compensation realized by the optionee, provided that the Company timely furnishes either a Form W-2 or W-2C to the optionee.

  There may also be certain alternative minimum tax ("AMT") consequences attendant to the exercise of ISOs and/or the disposition of shares so acquired. In general, the spread between the option exercise price and the fair market value of the option stock at exercise, which receives favorable treatment under the regular tax system, is considered an "item of adjustment" for AMT purposes and is included in AMT income. However, if an optionee acquires shares pursuant to the exercise of an ISO and disposes of such shares in a disqualifying disposition in the same taxable year, the maximum amount that will be included as AMT income is the gain on the disposition of such shares. If a disqualifying disposition occurs in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for AMT purposes. In addition, a disqualifying disposition could have an impact upon the determination of any corporate AMT to be paid by the Company. However, due to the AMT credit-carryover provision, this may merely result in a "prepayment."

  With respect to NQSOs, an optionee will not be subject to federal income tax upon the grant of a NQSO. On the exercise of a NQSO, the difference between the fair market value of the Company's Class A Common Stock on the exercise date and the exercise price will be treated as taxable income to the optionee on that date. The optionee will thus have a tax basis for the shares so acquired equal to the exercise price plus the amount of taxable income realized upon exercise. Any subsequent sale or other disposition of any such shares will be entitled to long-term capital gain or loss treatment if held for one year or less at the time of such disposition. Subject to meeting applicable tax reporting and withholding requirements, the Company is entitled to a federal income tax deduction at the time a NQSO is exercised equal to the difference between the fair market value of the Company's Class A Common Stock on the exercise date and the exercise price.

  With respect to SIRs granted under the Plan, the Company has been advised that a recipient of an SIR award will not realize any income, nor will the Company be entitled to any tax deduction, at the time of the grant of an SIR. However, upon the expiration of an incentive period, the recipient of an SIR will recognize ordinary income equal to the fair market value of the underlying shares issued. Also, upon receipt of dividend equivalent payments during an incentive period, the recipient of an SIR will recognize ordinary income in an amount equal to the cash received. Upon the issuance of shares underlying an SIR award, the Company will withhold a portion of such shares to satisfy tax withholding obligations with respect to such issuance. Such shares will be valued at their fair market value on the date of issuance and the SIR holder will be taxed on the shares withheld as if he/she had sold them. Provided that the Company timely furnishes either a Form W-2 or W-2C to the holder, it will be entitled to a deduction for federal income tax purposes at the same time and in the same amounts as the holder of an SIR is considered to have recognized ordinary income.

  The basis of shares acquired under an SIR award is the fair market value taxed to the SIR holder. When he/she disposes of such shares, any amount received in excess of that basis will be treated as long-term or short-term capital gain, depending upon the length of time the shares have been held. If the amount received is less than the basis of the shares, the loss will be treated as long-term or short-term capital loss, again depending upon the length of time the shares have been held.

  The foregoing is only a summary and is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the preceding summary relates only to United States income taxation and optionees subject to taxation in other jurisdictions may have different tax consequences either more or less favorable, from those described above.

  Shares issued under the Plan are authorized and unissued or treasury shares of the Company's Class A Common Stock. The number of shares authorized for issuance under the Plan is reduced one-for-one by each share issued pursuant to an SIR or the exercise of an option granted thereunder. As of January 31, 1997, there were a total of 214,139 shares that remained available for grants under the Plan. If this amendment is approved, the number of shares available for grants will increase to 1,014,139.

  Reference is made to the discussion under "Compensation Pursuant to Plans-- Employee Long Term Incentive Plan" in Proposal 1 of this Proxy Statement for additional information concerning this Plan. In view of the comprehensive summary of this Plan presented above, the Company believes that including the full text of the Plan as a part of this Proxy Statement will not substantially further enhance the shareholders' understanding of it and therefore has elected not to include it herein. Any shareholder who wishes a copy of this Plan may request one by writing to the Office of the Vice President--Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611.

  On March 3, 1997, the Closing Price for the Company's Class A Common Stock in Nasdaq trading was $27.50 per share, as quoted in The Wall Street Journal.

  The Board of Directors recommends a vote FOR approval of this amendment to the LTI Plan. Proxies solicited by the Board of Directors will be voted FOR the foregoing Proposal unless otherwise indicated. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for approval of this proposed amendment to the LTI Plan.

                                  PROPOSAL 3

                     RATIFICATION OF SELECTION OF AUDITORS

  Arthur Andersen LLP, independent certified public accounts, has been selected by the Board of Directors to serve as the auditors of the Company's books and financial records for its current fiscal year. This firm has no material financial interest in the Company, and its only connection with the Company during the past fiscal year has been in its role as the Company's independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they wish, and to respond to appropriate questions from shareholders.

  The Board of Directors recommends that the shareholders vote FOR this Proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors for the Company's fiscal year ending December 31, 1997. Proxies solicited by the Board of Directors will be voted FOR this Proposal unless otherwise indicated.

                       PRINCIPAL HOLDERS OF COMMON STOCK

  The following table reflects the security ownership of those persons who are known to the Company to have been the beneficial owners of more than 5% (831,346 shares) of the Company's outstanding Class A Common Stock as of February 1, 1997:

   NAME AND ADDRESS                               AMOUNT AND NATURE    PERCENT
  OF BENEFICIAL OWNER                          OF BENEFICIAL OWNERSHIP OF CLASS
  -------------------                          ----------------------- --------
     Richard T. Aab...........................       1,348,614(1)         8.0
      400 West Avenue
      Rochester, New York 14611
     Husic Capital Management (2).............       1,666,825(2)        10.0
      555 California Street, Suite 2900
      San Francisco, California 94104

--------
(1) This number includes 209,250 shares that are owned by Melrich Associates, L.P., a family partnership of which Mr. Aab is a general partner and therefore shares investment and voting power with respect to such shares, as reported in Schedule 13G that was filed with the SEC in February 1997, a copy of which was received by the Company. Does not include 22,292 shares issuable upon the exercise of options that are not deemed to be presently exercisable.
(2) These shares are held for investment purposes by Husic Capital Management, a registered Investment Adviser, as reported in a Schedule 13G that was filed with the SEC in February 1997, a copy of which was received by the Company.

                                 OTHER MATTERS

  At present, the Board of Directors knows of no other matters which are likely to come before the Annual Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on any such matters.

  In accordance with relevant SEC rules, any proposal which a shareholder wishes to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 400 West Avenue, Rochester, New York 14611, no later than December 31, 1997.

  The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, Directors, officers and employees of the Company may solicit proxies by telephone, fax, mail or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will bear the expense of any such additional solicitations. In addition, MacKenzie Partners, Inc. has been retained to aid in the solicitation of proxies at an estimated fee of $6,500, plus out-of-pocket expenses.

  A copy of the Company's 1996 Annual Report containing financial statements for the fiscal year ended December 31, 1996, is enclosed with these proxy materials. Additional copies may be obtained from the Office of the Vice President--Human Resources and Corporate Communications, ACC Corp., 400 West Avenue, Rochester, New York 14611.

  Shareholders are urged to mark, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors

                                       LOGO
                                          David K. Laniak,
                                          Chairman
April 7, 1997

                                   ACC CORP.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 15,1997

The undersigned hereby appoints David K. Laniak, Arunas A. Chesonis and Michael
R. Daley, and each of them, attorneys and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 15, 1997, and at all adjournments thereof, to vote as authorized below all of the shares of Class A Common Stock which the undersigned may be entitled to vote at said Meeting, as designated below, and in accordance with their best judgement in connection with such other business as may come before the Meeting.

1. Election of Directors       FOR all nominees listed    WITHHOLD AUTHORITY to
                               below (except as marked    vote for all nominees
                               to the contrary).  [_]     listed below. [_]

   INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

  Richard T. Aab      Hugh F. Bennett     Williard Z. Estey    David K. Laniak
  Arunas A. Chesonis  Daniel D. Tessoni   Robert M. VanDegna   Leslie D. Shroyer


2. Proposal to Amend the Company's Employee Long Term Incentive Plan.

           [_] FOR       [_] AGAINST       [_] ABSTAIN


3. Proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors.

           [_] FOR       [_] AGAINST       [_] ABSTAIN


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ACC CORP. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To vote in accordance with the Board of Directors' recommendations, just sign below where indicated; no boxes need to be checked. Unless otherwise marked, this proxy will be voted in accordan ce with the Board of Directors' recommendations.


                                          DATED:                            1997
                                                --------------------------,

                                          -------------------------------------

                                          -------------------------------------
                                             Signature(s) of Shareholder(s)

                                          PLEASE SIGN EXACTLY AS YOUR NAME
                                          APPEARS HEREON. JOINT OWNERS SHOULD
                                          EACH SIGN. WHEN SIGNING AS ATTORNEY,
                                          EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                          GUARDIAN, PLEASE GIVE FULL TITLE AS
                                          SUCH.